Exhibit 99.1

Microsoft Board of Directors Adds New Member

Dina Dublon Will Further Deepen Board’s Global Financial Expertise

REDMOND, Wash. — Mar. 23, 2005 — Microsoft Corp. today announced that its board of directors has increased the size of the board from nine to 10 members and elected Dina Dublon, 51, retired executive vice president and chief financial officer of JPMorgan Chase, to the board. Dublon was also appointed to the board’s audit committee.

“Dina’s extensive financial and accounting expertise will add to the board’s strengths in those areas,” said Bill Gates, Microsoft chairman and chief software architect. “We’re very pleased to have her join us.”

“I am thrilled at the opportunity to be part of such an accomplished group of individuals,” Dublon said. “To be able to contribute to the direction of a company with the impact of Microsoft is rare, and I look forward to offering my background in finance as a resource for the board.”

Dublon was responsible for JPMorgan Chase’s global financial management and reporting, strategy and acquisitions, corporate treasury, investor relations and tax. She was integral to the structuring and negotiation of the mergers of Chemical Bank with Manufacturers Hanover, Chase, JPMorgan and Bank One. Dublon is a director of Accenture and a trustee of Carnegie Mellon University. She has long been an advocate of diversity and women’s issues and is a board member of the Global Fund for Women, the Women’s Commission for Refugee Women & Children and WorldLinks. She holds a bachelor’s degree in economics and mathematics from the Hebrew University in Jerusalem and a master’s degree from the business school at Carnegie Mellon University. Prior to joining JPMorgan Chase, Dublon worked for the Harvard Business School as a research associate and previously at Bank Hapoalim in Israel.

Microsoft’s board of directors consists of William H. Gates, Microsoft chairman and chief software architect; Steven A. Ballmer, Microsoft chief executive officer; James I. Cash Jr., Ph.D., former James E. Robison professor of business administration at the Harvard Business School; Raymond V. Gilmartin, chairman, president and chief executive officer of Merck & Co. Inc.; Ann McLaughlin Korologos, chairman emeritus of The Aspen Institute and senior adviser with Benedetto, Gartland & Co. Inc.; David F. Marquardt, general partner at August Capital; Charles H. Noski, former vice chairman of AT&T Corp.; Dr. Helmut Panke, chairman of the board of management at BMW AG; and Jon A. Shirley, former president and chief operating officer of Microsoft. Upon Dublon’s appointment to the board, eight of the 10 board members will be independent, consistent with the requirement in the company’s governance guidelines that a majority must be independent.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

For shareholder and financial information: http://www.microsoft.com/msft

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